                                 Exhibit (a)(1)

                                 SELECTICA, INC.

      OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER ELIGIBLE OPTION PLANS

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                  AT 9:00 P.M., PACIFIC TIME, ON MAY 24, 2001,
                          UNLESS THE OFFER IS EXTENDED.

Selectica, Inc. ("Selectica," "we" or "us") is offering to exchange all outstanding options to purchase shares of our common stock granted under the Selectica, Inc. 1996 Stock Plan (the "1996 option plan") and the Selectica, Inc. 1999 Equity Incentive Plan (the "1999 option plan") (collectively, the "eligible option plans") that have an exercise price of $8.50 per share or more for new options we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to one hundred and twenty percent (120%) of the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the Selectica board of directors held more than six months and one day following the date we cancel the options accepted for exchange.

This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

If you tender options for exchange as described in the offer, we will grant you new options under an eligible option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Market on the date of grant, as reported in the print edition of The Wall Street Journal. The new options will vest on the same schedule as the options you elect for exchange and have other terms and conditions that are substantially the same as those of the cancelled options. The new options will be "blacked out", and you will not be able to exercise them for three weeks following the replacement grant date to allow us to handle administrative matters relating to the new grant.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

Shares of our common stock are quoted on the Nasdaq Market under the symbol "SLTC." On April 26, 2001, the last reported sale price of the common stock on the Nasdaq Market was $4.07 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Richard Morales, Stock Administrator, Selectica, Inc., 3 West Plumeria Drive, San Jose, California 95134, by email at Rmorales@selectica.com or by telephone at (408) 545-2627.

                                    IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us by fax at (408) 570-2396 or, by email at Rmorales@selectica.com or by post at Selectica, Inc., 3 West Plumeria Drive, San Jose, California 95134, Attn: Richard Morales, Stock Administrator.

We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
SUMMARY TERM SHEET........................................................................    1

INTRODUCTION..............................................................................    5

THE OFFER.................................................................................    6

1.       Number of Options; Expiration Date...............................................    6
2.       Purpose of the Offer.............................................................    6
3.       Procedures for Tendering Options.................................................    7
4.       Withdrawal Rights................................................................    8
5.       Acceptance of Options for Exchange and Issuance of New Options...................    8
6.       Conditions of the Offer..........................................................    9
7.       Price Range of Common Stock Underlying the Options...............................   11
8.       Source and Amount of Consideration; Terms of New Options.........................   11
9.       Information Concerning Selectica.................................................   12
10.      Interests of Directors and Officers; Transactions and Arrangements
             Concerning the Options.......................................................   12
11.      Status of Options Acquired by Us in the Offer; Accounting Consequences
             of the Offer.................................................................   13
12.      Legal Matters; Regulatory Approvals..............................................   13
13.      Material Federal Income Tax Consequences.........................................   14
14.      Extension of Offer; Termination; Amendment.......................................   14
15.      Fees and Expenses................................................................   15
16.      Additional Information...........................................................   15
17.      Miscellaneous....................................................................   16

SCHEDULE A Summary Financial Information Concerning Selectica, Inc.

SCHEDULE B Information Concerning the Directors and Executive Officers of Selectica, Inc.

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

-    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all stock options having an exercise price of $8.50 per share or more which are outstanding under the Selectica, Inc. 1996 Stock Plan and the Selectica, Inc. 1999 Equity Incentive Plan (collectively the "eligible option plans") for new options under eligible option plans. (Page 6)

-    WHY ARE WE MAKING THE OFFER?

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 6)

-    WHO IS ELIGIBLE?

Except for members of Selectica's board of directors and executive officers, any current employee of Selectica who is a U.S. Resident with a current stock option under an eligible option plan having an exercise price of at least $8.50 per share is eligible.

-    WILL ALL THE OVERSEAS EMPLOYEES BE ELIGIBLE TO PARTICIPATE?

Overseas employees are not eligible to participate.

-    WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions, including the conditions described in section 6. (Page 9)

- ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

To receive a grant of new options pursuant to the offer and under the terms of the eligible option plan, you must be an employee of Selectica, any Selectica successor, or one of its subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first meeting of the compensation committee of the Selectica, Inc. board of directors held at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE OF SELECTICA, AN ACQUIROR, OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Pages 8, 9)

-    HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

We will grant you new options to purchase the number of shares of our common stock which is equal to one hundred and twenty percent (120%) (rounded down to the nearest whole number) of the number of shares of common stock subject to the options you tender. All new options will be granted under eligible option plans and will be subject to the terms and conditions of the eligible option plans and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options. (Page 6)

-    WHEN WILL I RECEIVE MY NEW OPTIONS?

We will grant the new options on the date of the first meeting of the compensation committee of the Selectica board of directors held more than six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on May 24, 2001, which is the scheduled expiration date of the offer, the grant date of the new options will be on or about November 26, 2001. Note that Selectica Stock Administration will require additional time to make the new shares available to you and to provide you with documentation of the grant, and thus the new options will be blacked out for three weeks following the grant date. (Page 8)

- WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 13)

-    IS THIS A REPRICING?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Selectica would have a variable accounting charge against earnings. (Page 13)

- WHY CAN'T SELECTICA JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our progress toward profitability would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 13)

-    WOULDN'T IT BE EASIER TO JUST QUIT SELECTICA AND THEN GET REHIRED?

This is not an available alternative because a rehire and resulting re-grant within six months of the option cancellation date would be treated the same as a repricing. Again, such a repricing would cause Selectica to incur a variable accounting charge against earnings. (Page 13)

- IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. (Page 8)

-    WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender must be at least $8.50 per share. This price is higher than the current market price of our common stock, which was $4.07 per share on April 26, 2001. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (PAGE 13)

-    WHEN WILL THE NEW OPTIONS VEST?

The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Therefore, no employee will lose nor gain vesting in the replacement option, but rather the new option will vest on the same schedule as the prior option. (Page 11)

-    WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

Except for the new option exercise price, the black out period and the number of shares of our common stock subject to your replacement options, the terms and conditions of your replacement options will be substantially the same as the cancelled options. As noted above, the vesting schedule for the replacement option will be exactly the same as the cancelled option. (Page 11)

- WHAT HAPPENS IF SELECTICA IS SUBJECT TO A CHANGE IN CONTROL AFTER THE REPLACEMENT OPTIONS ARE GRANTED?

The replacement options will include the same vesting acceleration provisions, if any, as the cancelled options. Therefore, your replacement options would accelerate under the same conditions and to the same extent as your current options. (Page 9)

- WHAT HAPPENS IF SELECTICA IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

If we are a party to a change of control transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the replacement options would give you the benefit of any acceleration provisions you may have under your existing Selectica options. FOLLOWING A CHANGE OF CONTROL, IF YOU ARE NOT AN EMPLOYEE OF SELECTICA OR AN ACQUIROR ON THE DATE YOU ARE SCHEDULED TO RECEIVE YOUR NEW OPTION, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. (Page 10)

-    DO I HAVE TO TENDER ALL OF MY OPTION GRANTS?

If you elect to participate in this offer, all options granted to you since October 27, 2000 are required to be tendered. For example, if you elect to tender an option granted prior to October 27, 2000, you will be required to tender any and all options that you have granted after October 27, 2000 regardless of the exercise price. This requirement is necessary to avoid unfavorable accounting charges. In addition, you can optionally elect to cancel one or more options granted under the eligible option plans prior to October 27, 2000. Inclusion of such grants is entirely discretionary. If you have partially exercised an option, any remaining outstanding, unexercised options can be cancelled. The re-grant will be only in replacement of cancelled options, however, we cannot partially cancel an outstanding option. (Page 6)

-    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 11)

-    WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY OPTIONS?

The new options will be nonstatutory options. (Page 11)

- WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The offer expires on May 24, 2001, at 9:00 p.m., Pacific time, unless it is extended by us.

We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long.

If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 14)

-    HOW DO I TENDER MY OPTIONS?

If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific time, on May 24, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Selectica, Inc., 3 West Plumeria Drive, San Jose, California 95134, Attn.:
Richard Morales, Stock Administrator or by fax at (408) 570-2396.

If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Page 7)

-    IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

Options designated to be exchanged under this program will be cancelled after 9:00 p.m. Pacific Time on May 24, 2001. (Page 13)

-    WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 7)

-    DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before 9:00 p.m., Pacific time, on May 24, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 8)

-    WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. Our executive officers and directors are not eligible to participate in the offer. (Page 12)

-    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

          Richard Morales
          Stock Administrator
          Selectica, Inc.,
          3 West Plumeria Drive
          San Jose, California 95134
          (telephone: (408) 545-2627)
          (facsimile: (408) 570-2396)
          (e-mail: Rmorales@selectica.com)

                                  INTRODUCTION

Selectica, Inc. is offering to exchange all outstanding options to purchase shares of our common stock granted under the Selectica, Inc. 1996 Stock Plan and the Selectica, Inc. 1999 Equity Incentive Plan (collectively, the "eligible option plans") that have an exercise price of $8.50 per share or more for new options we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to one hundred and twenty percent (120%) of the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the Selectica board of directors held more than six months and one day following the date we cancel the options accepted for exchange. If you choose to participate, you must elect to exchange all options granted on or after October 26, 2000 for all shares of common stock subject to those options, and you may elect to exchange any or all options granted prior to October 26, 2000 for all shares of common stock subject to those options.

This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

If you tender options for exchange, we will grant you new options under an eligible option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Market on the date of grant as reported in the print edition of The Wall Street Journal. The vesting schedule for the new options granted will be exactly the same as the vesting schedule for the cancelled options, and the other terms and conditions of the new options will be substantially the same as the cancelled options. Therefore, no employees will lose nor gain vesting in the new options, but rather the new options will vest on the same schedule as the prior options. The new options will be "blacked out", and you will not be able to exercise them, for three weeks following the replacement grant date, to let us handle administrative matters relating to the new grant.

As of March 31, 2001, options to purchase 4,820,836 shares of our common stock were issued and outstanding under the eligible option plans. Of these options, options to purchase 2,884,931 shares of our common stock had an exercise price of $8.50 or more and were held by U.S. residents. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 60% of the total shares of common stock issuable upon exercise of all options outstanding under the eligible option plan as of March 31, 2001.

All options accepted by us pursuant to this offer will be canceled.

                                    THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the eligible option plans all eligible outstanding options under the eligible option plans that are properly tendered and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible outstanding options are all options held by U.S. residents that have an exercise price of $8.50 per share; provided, however, that if you choose to participate in the tender, any options granted to you since October 27, 2001 are required to be tendered, regardless of their exercise price.

If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to one hundred and twenty percent (120%) of the number of shares subject to the options or portion thereof that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. In the event that you would receive an option for a Fractional Share, the option grant will be rounded down to the nearest whole number of shares. All new options will be subject to the terms of an eligible option plan and to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF SELECTICA, AN ACQUIROR OF SELECTICA, OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

The term "expiration date" means 9:00 p.m., Pacific time, on May 24, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

      (a)(1) we increase or decrease the amount of consideration offered for the options;

      (2) we decrease the number of options eligible to be tendered in the offer; or

      (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

      (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

2.    PURPOSE OF THE OFFER.

We issued the options outstanding under the eligible option plans for the following purposes:

    - to provide our employees an opportunity to acquire or increase a proprietary interest in Selectica, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

    -   to encourage our employees to continue their employment by us.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. IT IS HOPED THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT

GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

      (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us. Since our inception, we have acquired two companies (either by purchasing substantially all of the assets or all of the outstanding shares)--LoanMarket Resources, LLC and Wakely Software, Inc. We expect to consider additional acquisitions from time to time.

      (b)   any purchase, sale or transfer of a material amount of our assets;

      (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

      (e)   any other material change in our corporate structure or business;

      (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

      (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

      (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

      (i) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.     PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax at (408) 570-2396 or, by email at Rmorales@selectica.com or by post at 3 West Plumeria Drive, San Jose, CA 95134,
Attn: Richard Morales, Stock Administrator, before the expiration date.

If you do not turn in your letter of transmittal by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.     WITHDRAWAL RIGHTS.

You may only withdraw your tendered options in accordance with the provisions of this section 4.

You may withdraw your tendered options at any time before 9:00 p.m., Pacific time, on May 24, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 9:00 p.m., Pacific time, on May 24, 2001, you may withdraw your tendered options at any time after 9:00 p.m. Pacific time, on May 24, 2001.

To validly withdraw tendered options, an option holder must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

Neither Selectica nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on May 24, 2001, the scheduled expiration date of the offer, you will be granted new options on or after November 26, 2001, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or after the first business day that is at least six months and one day following the extended date.

If we accept options you tender in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

Your new options will entitle you to purchase a number of shares of our common stock which is equal to one hundred and twenty percent (120%) of the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF SELECTICA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU

ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. THEREFORE, IF YOU LEAVE SELECTICA OR ONE OF ITS SUBSIDIARIES VOLUNTARILY, INVOLUNTARILY, OR FOR ANY OTHER REASON, BEFORE YOUR NEW OPTION IS RE-GRANTED, YOU WILL NOT HAVE A RIGHT TO ANY STOCK OPTIONS THAT WERE PREVIOUSLY CANCELLED, AND YOU WILL NOT HAVE A RIGHT TO THE RE-GRANT THAT WOULD HAVE BEEN ISSUED ON THE REPLACEMENT GRANT DATE.

If we are a party to a change of control transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the replacement options would give you the benefit of the acceleration provisions of your existing Selectica options.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.    CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 24, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

       (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Selectica or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

       (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

            (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

            (3) materially impair the contemplated benefits of the offer to us;
            or

            (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Selectica or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

       (c) there shall have occurred:

            (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

            (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Selectica or our subsidiaries or on the trading in our common stock;

            (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Selectica or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

            (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

            (8) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 24, 2001;

        (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

        (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

            (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 24, 2001;

            (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 24, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

            (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

        (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Selectica or our subsidiaries that, in our reasonable judgment, is or may be material to Selectica or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock is quoted on the Nasdaq Market under the symbol "SLTC." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq Market.


              QUARTER ENDED                     HIGH           LOW
              -------------                     ----           ---
June 30, 2001 (through April 26, 2001)      $  5.2000      $ 3.10000

March 31, 2001                                24.0625        3.75000
December 31, 2000                             41.4844        13.5000
September 30, 2000                            78.8750        37.0000
June 30, 2000                                 85.0000        30.1250

March 31, 2000                               138.0000        71.0000


As of April 26, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $4.07 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. We will issue new options to purchase common stock under an eligible option plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to one hundred and twenty percent (120%) of the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of 3,461,917 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 9.56% of the total shares of our common stock outstanding as of March 31, 2001.

Terms of New Options. The new options will be issued under an eligible option plan. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Except for the exercise price, the number of shares of common stock subject to new options and the black out period, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange. This includes the vesting schedule and the vesting commencement date, which will both remain unchanged. The vesting acceleration provisions that apply in the event of a change of control will also remain unchanged.

The terms and conditions of your current option are set forth in the eligible option plan under which it was granted and the stock option agreement you entered into in connection with the grant.

The terms and conditions of the eligible option plans are summarized in the prospectus prepared by us and previously distributed to you.

YOU MAY OBTAIN COPIES OF THESE PROSPECTUSES AND THE ELIGIBLE OPTION PLANS AS INDICATED BELOW.

U.S. Federal Income Tax Consequences of Options. New Options granted under the eligible option plans are nonstatutory stock options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under U.S. law, an optionee recognizes no taxable income upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of Selectica in which the ordinary income is recognized by the optionee.

Our statements in this offer to exchange concerning the eligible option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the eligible option plans and the form of option agreement under the eligible option plans. Please contact us at 3 West Plumeria Drive, San Jose, CA 94134, Attn: Richard Morales, Stock Administrator, (telephone: (408) 545-2627), to receive a copy of an eligible option plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

See "Additional Information" beginning on page 25 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

9.    INFORMATION CONCERNING SELECTICA

Selectica is a leading provider of Internet selling system software and services that enable companies to efficiently sell complex products and services over intranets, extranets and the Internet. Using our Internet selling system software, businesses can guide their customers, partners and employees through the selection, configuration, pricing, quotation and fulfillment processes. Our Internet selling system solution allows companies to use the Internet platform to deploy a selling application to many points of contact, including personal computers, in-store kiosks and mobile devices, while offering customers, partners and employees an interface customized to their specific needs. Our product architecture has been designed specifically for the Internet, providing our solution with scalability, reliability and flexibility. Additionally, our Internet selling system solution has been developed with an open architecture that leverages data in existing applications, such as enterprise resource planning, or ERP, systems providing an easy-to-install application designed to reduce deployment time. Our current customers include 3Com, Allied Signal, Aspect, BMW, Communications, Centigram, Cisco, Cooper Cameron, Dell, Fireman's Fund, Fujitsu, Hewlett-Packard, Highmark Blue Cross Blue Shield, Louis Vuitton Moet & Hennessy, Redback Networks, RTS Software, Samsung and Sun Microsystems.

Our ACE suite of products is a comprehensive Internet selling system solution that is designed to enable businesses to easily develop and rapidly deploy an Internet sales channel that interactively assists their customers, partners and employees through the selection, configuration, pricing, quoting and fulfillment processes. ACE is built using Java technology and utilizes a multi-threaded architecture, which is an application server design that manages a server to reduce the amount of memory used to support new users as they make connections to the server, to rapidly deploy, without custom programming, a cost-effective, robust and highly scalable, Internet-enhanced sales channel.

We were incorporated in California in June 1996 and from that date through April 1998 were in the development stage, conducting research and developing our initial products. Our principal executive offices are located at 3 West Plumeria Drive, San Jose, California 95134.

A summary of our Financial Statements is attached to this offer as Schedule A. See "Additional Information" beginning on page 16 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data about Selectica.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers and the number of shares beneficially owned by each of term is attached to this offer to exchange as Schedule B. As of March 31, 2001, our 11 executive officers and non-employee directors as a group beneficially owned options outstanding under eligible option plans to purchase a total of 115,000 shares of our common stock, which represented approximately 2.53% of the shares subject to all options outstanding under the eligible plans as of that date.

On April 4, 2001, we announced our intention to repurchase shares of our common stock up to an aggregate value of $30 million. As of April 26, 2001 we had not purchased any shares of common stock.

On February 2, 2001, Rajen Jaswa, one of our directors and executive officers, sold 10,000 shares of our common stock for aggregate proceeds of $135,000.

On February 23, 2001, we repurchased 250,000 shares from Mr. Jaswa in exchange for cancellation of indebtedness to the Company of $2,500,000.

On February 23, 2001, we repurchased 250,000 shares from Sanjay Mittal, one of our directors and executive officers, in exchange for cancellation of indebtedness to the Company of $2,500,000.

On January 29, 2001, Charles Pendell, one of our executive officers, sold an aggregate of 10,000 shares of our common stock for aggregate proceeds of $131,250.

On January 31. 2001, Mr. Pendell sold an aggregate of 2,500 shares of our common stock for an aggregate proceeds of $35,625.

Except as otherwise described above and other than ordinary course purchases under the Selectica, Inc. Employee Stock Purchase Plan and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Selectica or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Selectica.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the eligible option plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that Selectica will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

    - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

    - the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 6.

13.   MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

   (a)(1) we increase or decrease the amount of consideration offered for the options;

   (2) we decrease the number of options eligible to be tendered in the offer;
   or

   (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

   (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.   FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.   ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

      1. our annual report on Form 10-K for our fiscal year ended March 31, 2000, filed with the SEC on June 28, 2000, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on June 28, 2000;

      2. our quarterly report on Form 10-Q for our fiscal quarter ended December 31, 2000, filed with the SEC on February 8, 2001;

      3. our Form S-8 (registering additional shares to be issued under the Selectica, Inc. 1999 Equity Incentive Plan) filed with the SEC on March 6, 2001;

      4. our Form S-8 (registering shares to be issued under the Selectica, Inc. 1999 Equity Incentive Plan and the Selectica, Inc. 1996 Stock
            Plan) filed with the SEC on March 16, 2000; and

      5. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on February 22, 2000, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 333-56576. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


           450 Fifth Street, N.W.        7 World Trade Center           500 West Madison Street
                  Room 1024                   Suite 1300                      Suite 1400
           Washington, D.C. 20549      New York, New York 10048        Chicago, Illinois  60661



You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Market under the symbol "SLTC," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                 Selectica, Inc.
                          Attention: Investor Relations
                              3 West Plumeria Drive
                           San Jose, California 95134

or by telephoning us at (408) 570-9700 between the hours of 9:00 a.m. and 5:00 p.m., San Jose, California local time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Selectica should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to Selectica, Inc. or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by Selectica with the SEC, including our annual report on Form 10-K filed on June 28, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include our limited operating history, history of losses and market change, and risks related to future growth and rapid expansion. Other important risks include, a lengthy sales cycle, the rate of technological change, customer concentration, failure to achieve market acceptance of our products, dependence of certain products for substantial portion of our revenues, general economic and business conditions, competition, adverse regulatory or legislative changes, and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Selectica, Inc.                                                April 27, 2001

                                   SCHEDULE A

            SUMMARY FINANCIAL INFORMATION CONCERNING SELECTICA, INC.

Set forth below is a selected summary of our financial information. The selected historical statement of operations data for the years ended March 31, 1999 and 2000 and the selected historical balance sheet data as of March 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended March 31, 2000 that have been audited by Ernst & Young, LLP, independent public accountants. The selected historical statement of operations data for the nine months ended December 31, 1999 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our prospectus that have been audited by Ernst & Young, LLP, independent public accountants. The selected historical statement of operations data for the nine months ended December 31, 2000 and the selected historical balance sheet data as of December 31, 2000, which are included in our quarterly report on Form 10-Q for the quarter ended December 31, 2000, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.


                                                                  Year Ended March 31,          Nine Months Ended
                                                                  --------------------          -----------------
                                                                                                   December 31,
                                                                                                   ------------
                                                                  2000           1999           2000           1999
                                                                --------       --------       --------       --------
Statement of Operations Data (in thousands, ..............                                   (unaudited)
except per share amounts):
Revenues:
    License ..............................................      $  9,181       $  1,656       $ 18,614       $  5,181
    Services .............................................         6,907          1,788         21,823          3,959
                                                                --------       --------       --------       --------
        Total revenues ...................................        16,088          3,444         40,437          9,140
Cost of revenues:
    License ..............................................         4,520            184            922            259
    Service ..............................................        14,686          1,183         18,855          5.240
                                                                --------       --------       --------       --------
        Total cost of revenues ...........................        19,206          1,367         19,777          5,499
                                                                --------       --------       --------       --------
    Gross profit .........................................        (3,118)         2,077         20,660          3,641
Operating Expenses:
    Research and development .............................         7,347          3,894         16,467          4,132
    Sales and marketing ..................................        17,026          4,429         38,571          9,271
    General and administrative ...........................         4,554          1,389          9,939          2,924
        Total operating expenses .........................        28,927          9,712         64,977         16,327
                                                                --------       --------       --------       --------
    Loss from operations .................................       (32,045)        (7,635)       (44,317)       (12,686)
Other income (expense), net ..............................        (1,241)            98         10,059            319
                                                                --------       --------       --------       --------
Net loss before taxes ....................................       (30,804)        (7,537)       (34,258)       (12,367)
Provision for income taxes ...............................            50             --            200             50
                                                                --------       --------       --------       --------
Net loss .................................................       (30,854)        (7,537)       (34,458)       (12,417)
                                                                --------       --------       --------       --------
Deemed dividend on Series E convertible
        preferred stock ..................................           925             --             --            925
                                                                --------       --------       --------       --------

Net loss applicable to common Stockholders ...............      $(31,779)      $ (7,537)      $(34,458)      $(13,342)
                                                                ========       ========       ========       ========
Basic and diluted, net loss per share applicable
        to common stockholders ...........................      $  (4.54)      $  (1.58)      $  (1.01)      $   (.59)
                                                                ========       ========       ========       ========
Weighted average used in computing basic and
        diluted net loss per share .......................         6,999          4,782         34,249         22,455



                                                                    As of March 31,               As December 31,
                                                                    ===============               ===============
                                                                  2000           1999           2000           1999
                                                                ========       ========       ========       ========
Balance Sheet Data:
Current assets ...........................................      $230,985       $  1,819       $172,213       $ 18,323
Total assets .............................................       242,452          3,193        231,632         27,119
Current liabilities ......................................        28,374          2,458         34,647          7,772
Deferred revenue .........................................        18,482          1,285         21,475          4,261
Other long-term liabilities, net of current portion ......            --             --            885             --
Total liabilities ........................................        28,374          2,458         35,532          7,772
Stockholders' equity .....................................      $214,078       $    735       $196,100       $ 19,347

The information set forth on pages F-1 through F-22 of Selectica's Annual Report on Form 10-K for its fiscal year ended March 31, 2000 and pages 1 through 8 of Selectica's Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2000 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in the Offer to Exchange under "Additional Information."

Our earnings available for fixed charges of $(7.5) million were inadequate to cover our fixed charges of $1.4 million for the fiscal year ended March 31, 1999. Our earnings available for fixed charges of $(31.8) million and $(34.5) million were inadequate to cover our fixed charges of $23.0 million and $40.8 million for the year ended March 31, 2000 and nine months ended December 31, 2000, respectively. Our book value per share was $5.73 as of December 31, 2000.

                                   SCHEDULE B

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

                                 SELECTICA, INC.

The following table sets forth, as of March 31, 2001, certain information with respect to shares beneficially owned by (i) each of the Company's directors and the executive officers and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty
(60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.


                                                                     SHARES BENEFICIALLY OWNED
                                                                     AS OF MARCH 31, 2001(1)(2)
                                                             -------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER OF SHARES       PERCENTAGE OF CLASS
-------------------------------------------------------      ------------------      -------------------
Rajen Jaswa ...........................................          2,291,250                    6.33%
Sanjay Mittal .........................................          2,293,050                    6.34%
S.S. Sundarajan(3) ....................................            115,000                       *
Stephen Bennion .......................................            239,570                       *
Ashish Mathur .........................................            452,167                    1.25%
Charles Pendell .......................................            231,250                       *
Betsy Atkins(4) .......................................             48,767                       *
John Fisher(5) ........................................            295,594                       *
Michael Lyons(6) ......................................            692,516                    1.91%
Thomas Neustatetter(7) ................................          1,163,851                    3.22%
All executive officers and directors as
  a group (10 persons)(8) .............................          7,823,015                   21.96%

------------------
*Less than 1% of the outstanding shares of Common Stock.

(1) Percentage ownership is based on 36,193,960 shares of Common Stock outstanding on March 31, 2001

(2) Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 31, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Selectica, Inc., 3 West Plumeria Drive, San Jose, CA 95134.

(3) Includes 115,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2001.

(4) Ms. Atkins address is 10 Edgewater Drive, Penthouse F, Coral Gables, Florida 33133.

(5)  This number includes:

-    9,068 shares held by Draper Fisher Associates Fund IV, L.P.;

-    682 shares held by Draper Fisher Associates IV, L.P.

-    2,638 shares held by Draper Fisher Management Co. IV L.L.C.; and

     Mr. Fisher is either a managing member of the entities listed above or a managing member of the general partner or the entities listed above. Timothy Draper, John Fisher and Steve Jurvetson have the power to vote and dispose of shares held by Draper Fisher Associates IV L.P. , Draper Fisher Associates Fund IV L.P. and Draper Fisher Management Co. L.L.C. Mr. Fisher disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. The address of these individuals and entities is Draper Fisher Jurvetson, 400 Seaport Court, Suite 250, Redwood City, California 94063.

(6) Includes 612,245 shares held by Selectica L.P. and 80,271 shares held by Zilkha Venture Investments LLC. John P. Rigas, Donald Zilkha and Michael Lyons have the power to vote and dispose of shares held by Selectica L.P. and Zilkha Venture Investments. Mr. Lyons, a member of Zilkha Venture Investments, LLC, the General Partner of both of the entities in the preceding sentence, disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. Mr. Lyons address is Zilkha Ventures, 1510 Page Mill Road, Palo Alto, California 94304.

(7) Includes 1,141,031 shares held by JK&B Capital III, L.P., David Kronfeld, Thomas Neustaetter and Albert DaValle have the power to vote and dispose of shares held by JK&B Capital III, L.P. Mr. Neustaetter, a member of JK&B Capital Management LLC, the general partner of JK&B Capital III, L.P., disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Neustaetter's address is JK&B Capital, 205 North Michigan Avenue, Suite 808, Chicago, Illinois 60601.

(8) This number includes the shares beneficially owned by the persons and entities described in the footnotes above and includes 115,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2001.

                                OFFER TO EXCHANGE

                             ALL OUTSTANDING OPTIONS

    UNDER THE SELECTICA, INC. 1996 STOCK PLAN AND THE SELECTICA, INC., 1999
                             EQUITY INCENTIVE PLAN

                     WITH AN EXERCISE PRICE OF $8.50 OR MORE

                                       OF

                                 SELECTICA, INC.

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Richard Morales, at Selectica, Inc., 3 West Plumeria Drive, San Jose, California 95134 (telephone:
(408) 545-2627) (facsimile: (408) 570-2396).

                                 April 27, 2001